Exhibit 99.1

J.B. Hunt Transport Services, Inc. 615 J.B. Hunt Corporate Drive Lowell, Arkansas 72745	Contact:	Brad Delco Senior Vice President – Finance investors@jbhunt.com Brittnee Davie Vice President – Marketing press@jbhunt.com

FOR IMMEDIATE RELEASE

J.B. HUNT ANNOUNCES SHELLEY SIMPSON AS CHIEF EXECUTIVE OFFICER, PRESIDENT

Kirk Thompson, Wayne Garrison to take advisory roles as Honorary Founding Directors

LOWELL, Ark., February 29, 2024 – J.B. Hunt Transport Services Inc. (NASDAQ: JBHT), one of the largest supply chain solutions providers in North America, announced today the appointment of Shelley Simpson as chief executive officer and president of the company, along with her nomination for election to the company’s Board of Directors. Simpson has served as the company’s president since August 1, 2022.

The company also announced that Kirk Thompson, current executive chairman of the Board, along with Wayne Garrison, will both retire from the company’s Board of Directors and will take newly formed Board advisory roles as Honorary Founding Directors.

John N. Roberts, III, outgoing chief executive officer, will assume the role of executive chairman of the Board upon Kirk Thompson’s retirement from the Board. The changes are part of the company’s succession planning and Board development to support future growth and shareholder confidence.

“I am so happy to know Kirk and Wayne will remain involved as advisors beyond their service as directors, and I am excited to congratulate John and Shelley on their new leadership roles,” said Johnelle Hunt, co-founder of J.B. Hunt. “I care deeply about the long-term success of the company, and these changes give me great confidence in the company’s ability to continue to prosper well into the future.”

The Board of Directors appointed Shelley Simpson, 52, as company chief executive officer and president, effective July 1, 2024, and nominated her for election to the Board at the company’s upcoming annual shareholders’ meeting in April 2024. The Board also approved the retirements of Thompson and Garrison at the end of their current terms and approved their appointment as non-voting Honorary Founding Directors.

"Shelley challenges us to be excellent and innovative and always in pursuit of customer value. She will continue to remain focused on disciplined investments to drive appropriate returns and long-term growth for the benefit of our people, customers and shareholders,” said Roberts. “These steps help to ensure the culture and innovative growth mindset that has been so vital to the success of our company remains strong and intact to support the vision and the values of the Company for the foreseeable future.”

Simpson’s career at J.B. Hunt spans nearly 30 years, where she served in a wide range of executive leadership roles focused on delivering on the company’s vision to create the most efficient transportation network in North America. In 2007, Simpson helped found Integrated Capacity Solutions (ICS) and was named president of the business unit. She assumed sales and marketing executive responsibilities in 2011 as chief marketing officer and took on additional leadership roles in 2014 when she was named president of J.B. Hunt’s Truckload business segment. She was named chief commercial officer and president of Highway Services in 2017 and led the strategic direction and launch of the J.B. Hunt 360°® platform. In 2020, Simpson added responsibilities for people and human resources, and was named president in 2022.

“J.B. Hunt is recognized as a leader in the transportation industry. We’re known for our highly talented and experienced people, and I’m honored to have the opportunity to work alongside the very best,” said Simpson. “Kirk, Wayne and John are not only great leaders, but they understand the importance of building great leaders, and how that creates stability, opportunities for growth and ultimately drives long-term success for a company. They’ve grown a culture of integrity and respect, of innovation, safety and excellence, and I am profoundly grateful for the impact they’ve had and will continue to have on the company.”

The creation of the Honorary Founding Director positions for Thompson, a Director since 1985, and Garrison, a Director since 1981, will help preserve the invaluable experiences these founding executives have to contribute for years to come. Thompson joined the company in 1973 and served as president and chief executive officer from 1987 through 2010. Garrison joined the company in 1976, becoming its president in 1982 and chief executive officer in 1985, and served as Chairman of the Board from 1995 to 2010.

“As demonstrated by their long-standing dedication and service to the company, both Wayne and Kirk have substantial experience and institutional knowledge with respect to the company and its business, operations, governance and market position that cannot be replaced. They have led the company as directors and executive officers through periods of exponential growth and success and remain highly regarded and trusted advisors in the eyes of management, the Board and the company’s largest shareholder and founder, Johnelle Hunt,” said Roberts. “We are thankful for their willingness to assume these newly created roles and look forward to continuing to gain from their experiences of starting and running the company with the Hunt family for now over 50 years. We are fortunate to retain their extensive experience and insights.”

Retiring from the Board before reaching the company’s Director age-limitations, Thompson and Garrison will not stand for re-election at the company’s annual Shareholders meeting to allow for additional independent directors to join the Board in the future. In January 2024, the Board welcomed Pat Ottensmeyer, former chief executive officer and president of the Kansas City Southern Railroad, as a newly appointed independent director, following the addition of two other independent Directors in recent years, Thad Hill and Persio Lisboa.

“These Board and management changes reflect our commitment to developing strong leadership, listening to our stakeholders, and enhancing our corporate governance, particularly regarding Board independence, while retaining the significant value our long-standing leaders provide,” said Roberts. “Through their decades of influence, Kirk and Wayne have instilled a culture of growth, leadership, respect and success in the company’s management and employees during its over 60-year history. Retaining their guidance and influence supports the continuity and stability of the Hunt family’s founding ownership interest in the company.”

About J.B. Hunt

J.B. Hunt’s vision is to create the most efficient transportation network in North America. The company’s industry-leading solutions and mode-neutral approach generate value for customers by eliminating waste, reducing costs and enhancing supply chain visibility. Powered by one of the largest company-owned fleets in the country and third-party capacity through its J.B. Hunt 360°® digital freight marketplace, J.B. Hunt can meet the unique shipping needs of any business, from first mile to final delivery, and every shipment in-between. Through disciplined investments in its people, technology and capacity, J.B. Hunt is delivering exceptional value and service that enable long-term growth for the company and its stakeholders.

J.B. Hunt Transport Services Inc. is a Fortune 500 company, an S&P 500 company and a component of the Dow Jones Transportation Average. Its stock trades on NASDAQ under the ticker symbol JBHT. J.B. Hunt Transport Inc. is a wholly owned subsidiary of JBHT. The company’s services include intermodal, dedicated, refrigerated, truckload, less-than-truckload, flatbed, single source, last mile, transload and more. For more information, visit www.jbhunt.com.